Exhibit 99.1

Investor Relations: MYOS RENS Technology Joanne Goodford Phone: 973-509-0444 Email: jgoodford@myoscorp.com

MYOS RENS Technology Announces anticipated exchange ratio, immediately after the completion of the Merger

CEDAR KNOLLS, N.J., November 12, 2020 /PRNewswire/ -- MYOS RENS Technology Inc. ("MYOS" or the “Company") (NASDAQ: MYOS)

As previously announced, on June 30, 2020, MYOS RENS Technology, Inc., a Nevada corporation (“MYOS”), and MedAvail, Inc., a privately-held Delaware corporation (“MedAvail”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among MYOS, MedAvail, and Matrix Merger Sub, Inc., a newly-created wholly-owned subsidiary of MYOS (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the “Merger”). In addition, prior to the Merger, MYOS will contribute substantially all its assets and liabilities to a wholly owned subsidiary, MYOS Corp., a Delaware corporation (“MYOS Corp.”) in exchange for all the outstanding shares of common stock of MYOS Corp., and, the day following the Merger, MYOS shall dividend the shares of stock of MYOS Corp. to MYOS’s shareholders existing as of the October 2, 2020 record date, as a result of which MYOS Corp. will continue the existing business of MYOS as a private company.

Upon completion of the Merger, each outstanding share of MedAvail common stock will be automatically converted into the right to receive 1.26 shares of MYOS common stock, as adjusted for the reverse stock split being effected in connection with the Merger (which equates to 15.12 shares of MYOS common stock before adjusting for the expected reverse stock split of one share of MYOS common stock for every 12 shares of MYOS common stock). Based on the anticipated exchange ratio, immediately after the Merger, existing MedAvail security holders are expected to own in the aggregate approximately 97.2% of the combined company, and existing MYOS security holders are expected to own approximately 2.8% of the combined company. The exchange ratio may be further adjusted based on any changes to each party’s capitalization prior to closing.

Additional Information and Where to Find It

MYOS has filed with the Securities and Exchange Commission (“SEC”), and the parties have furnished to the security holders of MYOS and MedAvail, a Registration Statement on Form S-4 (“Form S-4”), which was declared effective by the SEC on October 15, 2020, which also constituted a proxy statement/prospectus/information statement of MYOS and included an information statement of MedAvail in connection with the proposed Merger. The Proxy Statement/Prospectus/Information Statement described above contains important information about MYOS, MedAvail, the proposed Merger and related matters. Investors are urged to read the Proxy Statement/Prospectus/Information Statement carefully. Investors will be able to obtain free copies of these documents, and other documents filed with the SEC by MYOS, through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of these documents from MYOS by going to MYOS’s Investor Relations web page at https://ir.myosrens.com/ and clicking on the link titled “SEC Filings” or by contacting MYOS’s Investor Relations group at 973-509-0444 or jgoodford@myosrenscorp.com

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The respective directors and executive officers of MYOS and MedAvail may be deemed to be participants in the solicitation of proxies from the shareholders of MYOS and written consent of the stockholders of MedAvail in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the Proxy Statement/Prospectus/Information Statement described above. Additional information regarding MYOS’s directors and executive officers is included in MYOS’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 24, 2020, and in MYOS’s proxy statement for its 2019 Annual Meeting of Stockholders, which was filed with the SEC on December 5, 2019. These documents are available from MYOS free of charge as described above.

About MYOS RENS Technology Inc.

MYOS RENS Technology Inc. (MYOS), "The Muscle Company®", is a Cedar Knolls, NJ-based advanced nutrition company that develops and markets products that improve muscle health and performance. MYOS is the owner of Fortetropin®, a fertilized egg yolk-based product manufactured via a proprietary process to retain and optimize its biological activity. Fortetropin has been clinically shown to increase muscle size, lean body mass and reduce muscle atrophy. MYOS believes Fortetropin has the potential to redefine existing standards of physical health and wellness and produces muscle health support products featuring Fortetropin under the names of Yolked®, Physician Muscle Health Formula®, MYOS Canine Muscle Formula®, (Regular & Vet Strength) and Qurr®. For more information, please visit www.myosrens.com.

Forward-Looking Statements

This release contains forward-looking statements which include, but are not limited to, statements regarding expected timing, completion and effects of the proposed Merger. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. MYOS’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, potential delays in consummating the Merger and the ability of MYOS to timely and successfully achieve the anticipated benefits of the Merger. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in the Form S-4 and elsewhere in MYOS’s most recent filings with the SEC, including MYOS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and any prior or subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on MYOS’s Investor Relations page at https://ir.myosrens.com/ by clicking on the link titled “SEC Filings.” The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts MYOS’s and MedAvail’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

The forward-looking statements included in this communication are made only as of the date hereof. MYOS and MedAvail assume no obligation and does not intend to update these forward-looking statements, except as required by law.